Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Class A common stock of Box, Inc. The Offer (as defined below) is made solely by the Offer to Purchase, dated June 2, 2021, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Box, Inc. Class A common stock in any jurisdiction in which the making or acceptance of offers to sell such shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Box, Inc. by the Dealer Manager (as defined below) or one or more registered brokers or dealers registered under that jurisdiction’s laws.

Notice of Offer to Purchase for Cash

by

Box, Inc.

of

Up to $500,000,000 in Value of Shares of its Class A Common Stock

at a Purchase Price Not Less than $22.75

Nor Greater than $25.75 per Share

Box, Inc., a Delaware corporation (the “Company” or “Box”), is offering to purchase for cash up to $500 million in value of shares of its Class A common stock, par value $0.0001 per share (the “Shares”), at a price not less than $22.75 nor greater than $25.75 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 2, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as they may be amended and supplemented from time to time, the “Offer”).

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON JUNE 29, 2021, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THE MAY BE EXTENDED, THE “EXPIRATION TIME”).

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions that must be satisfied in the Company’s reasonable judgment or waived by the Company on or prior to the Expiration Time.

The Company’s Board of Directors (the “Board”) has approved the making of the Offer. However, none of Box, the Board, the Dealer Manager (as defined below), the Depositary (as defined below), or the Information Agent (as defined below) makes any recommendation as to whether stockholders should tender or refrain from tendering their Shares, or as to the price or prices at which stockholders should tender their Shares. The Company has not authorized any person to make any such recommendation. Stockholders must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender and the price or prices at which they may choose to tender their Shares.

Stockholders should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer.

Each stockholder wishing to tender Shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer,” in which case the stockholder will be deemed to have tendered his or her Shares at the minimum price of $22.75 per Share, or (2) check one, and only one, of the boxes corresponding to the price at which Shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined By Stockholder.” A tender of Shares will be valid only if one, and only one, of these boxes is checked on the Letter of Transmittal or specified in agent’s message in the case of book-entry transfer.

Each stockholder wishing to tender Shares must follow the instructions and procedures described in Section 3 of the Offer to Purchase and in the Letter of Transmittal. Holders of options to purchase Shares or restricted stock units under the Company’s equity compensation plans should also follow the instructions and procedures described in Section 3 of the Offer to Purchase to tender Shares.

Promptly following the Expiration Time, upon the terms and subject to the conditions of the Offer, the Company will determine a single price per Share (the “Purchase Price”), which will be not less than $22.75 and not greater than $25.75 per Share, to the seller in cash, less any applicable withholding taxes and without interest, that the Company will pay for Shares validly tendered and not validly withdrawn in the Offer, taking into account the total number of Shares tendered and the prices specified by tendering stockholders. The Purchase Price will be the lowest price per Share of not less than $22.75 and not greater than $25.75 that will enable the Company to purchase Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of up to $500 million. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price that is less than or equal to $500 million are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction or waiver of the conditions to the Offer on or prior to the Expiration Time.

Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Because of the odd lot priority, proration and conditional tender provisions described in the Offer to Purchase, the Company may not purchase all of the Shares tendered at or below the Purchase Price if, based on the Purchase Price that is determined, more than $500 million of Shares are validly tendered and not withdrawn.

If, based on the Purchase Price the Company determines, Shares having an aggregate purchase price in excess of $500 million are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase Shares as follows:

• first, from all holders of “odd lots” of less than 100 Shares who validly tender all of their Shares at or below the Purchase Price determined by the Company and who complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

• second, from all other stockholders who validly tender Shares at or below the Purchase Price determined by the Company, on a pro rata basis (except for stockholders who tendered Shares conditionally for which the condition was not satisfied); and

• third, only if necessary to permit the Company to purchase $500 million in value of Shares, from holders who have validly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer may not be purchased even if they are tendered a price at or below the Purchase Price determined in the Offer. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased even if they are tendered at or below the Purchase Price.

Because of the difficulty in determining the number of Shares validly tendered and not withdrawn, and because of the odd lot priority, proration and conditional tender provisions described in the Offer to Purchase, the Company expects that it will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until after the expiration of the period for delivery of Shares tendered using the guaranteed delivery procedures. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration on the business day following the Expiration Time.

For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are validly tendered at or below the Purchase Price, and not withdrawn, only when, as and if the Company gives oral or written notice to Computershare Trust Company, N.A. (the “Depositary”) of its acceptance of the Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made only after timely receipt by the Depositary of confirmation of the book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, a validly completed and duly executed Letter of Transmittal or an agent’s message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The Depositary will return unpurchased Shares promptly after the Expiration Time or the valid withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer, the Depositary will credit the Shares to the appropriate account maintained by the tendering broker/dealer participant, in each case without expense to the stockholder.

Shares that the Company acquires in the Offer will be retired and be restored to the status of authorized but unissued Shares and will be available for the Company to issue in the future without further stockholder action (except as required by applicable law or New York Stock Exchange rules) for all purposes, such as issuance under the Company’s stock option plans, the acquisition of other businesses or the raising of additional capital for use in its business. The Company has no current plans for the reissuance of Shares purchased in the Offer.

The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 of the Offer to Purchase shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. The Company also expressly reserves the right, in its reasonable discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 of the Offer to Purchase on or prior to the Expiration Time by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. The Company’s reservation of the right to delay payment for Shares which the Company has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, (as amended, (the “Exchange Act”), which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 of the Offer to Purchase shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect, including by changing the Purchase Price range or the aggregate purchase price limit. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the business day immediately following the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through BusinessWire or another comparable service.

If the Company materially changes the terms of the Offer or the information concerning the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. If (1) the Company makes any change to (a) the price range at which the Company is offering to purchase Shares in the Offer, (b) decrease the aggregate purchase price limit and thereby decrease the number of Shares purchasable in the Offer, or (c) increase the aggregate purchase price limit and thereby increase the number of Shares purchasable in the Offer by more than 2% of the Company’s outstanding Shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified above, the Offer will be extended until the expiration of such ten business day period.

Stockholders may withdraw any Shares they have tendered at any time prior to the Expiration Time. If the Company has not accepted for payment the Shares a stockholder has tendered, such stockholder may also withdraw his or her Shares at any time after 12:00 midnight, New York City time, at the end of the day on July 28, 2021. For a withdrawal to be effective, a written notice of withdrawal must be received in a timely manner by the Depositary at one of the addresses set forth on the back cover of the Offer to Purchase, and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If Shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at The Depository Trust Company (“DTC”) to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3 of the Offer to Purchase.

The Company will decide, in its sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to an Offer participant’s right to dispute such determination in a court of competent jurisdiction. The Company also reserves the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. None of the Company, the Depositary, Innisfree M&A Incorporated, which is serving as the information agent for the Offer (the “Information Agent”), or Morgan Stanley & Co. LLC, which is serving as dealer manager for the Offer (the “Dealer Manager”), will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Generally, the receipt of cash from the Company in exchange for a stockholder’s Shares will be a taxable event for the stockholder for U.S. federal income tax purposes. The receipt of cash for a stockholder’s Shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment or (2) a distribution in respect of stock from the Company, as described in Section 14 of the Offer to Purchase. The Depositary (or other applicable withholding agent) will withhold U.S. federal taxes at a rate of 30% on the gross proceeds of the Offer paid to a non-U.S. stockholder, subject to reduction by applicable treaty or exemption for income that is “effectively connected with a U.S. trade or business,” as evidenced by forms that a non-U.S. stockholder furnishes to the Depositary (or other applicable withholding agent).

If you are a U.S. stockholder, you should complete the Form W-9 included as part of the Letter of Transmittal. Any tendering stockholder that fails to complete, sign and return to the Depositary (or other applicable withholding agent) the Form W-9 included in the Letter of Transmittal (or other such Internal Revenue Service form as may be applicable) may be subject to U.S. backup withholding. Such withholding would be equal to 24% of the gross proceeds paid to the stockholder pursuant to the Offer.

The Offer to Purchase and the related Letter of Transmittal contain important information that stockholders should read carefully before they make any decision with respect to the Offer. The Company is mailing the Offer to Purchase and the related Letter of Transmittal to record holders of Shares whose names appear on the Company’s stockholder list, and will furnish the Offer to Purchase and the related Letter of Transmittal to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Please direct any questions or requests for assistance to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Please direct requests for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery (which will be promptly furnished to stockholders at the Company’s expense) to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: 1 (877) 750-8233

Banks & Brokers May Call Collect: 1 (212) 750-5833

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Call Toll-Free: 1 (855) 483-0952

June 2, 2021